[LETTERHEAD OF BERKOWITZ DICK POLLACK & BRANT]




                                  May 25, 2000





Securities and Exchange Commission
Washington D.C. 20549



Gentlemen:


         We were previously principal accountants for Allnetservices.com Corp. and on February 9, 2000, we reported on the financial statements of Allnetservices.com Corp. ("Allnet") as of December 31, 1999 and for the years ended December 31, 1999 and 1998. On May 5, 2000, we were dismissed as principal accountants of Allnet. We have read Allnet's statements included under Item 4 of its Form 8-K for May 8, 2000, and we agree with such statements.


                                    Sincerely,


                                    /s/ Berkowitz Dick Pollack & Brant LLP
                                    --------------------------------------------
                                    Berkowitz Dick Pollack & Brant LLP